                                                                                                         Exhibit 21

                                    Subsidiaries of O'Sullivan Industries, Inc.

Subsidiary                                           Jurisdiction of Incorporation

O'Sullivan Industries - Virginia, Inc.                    Virginia
O'Sullivan Furniture Factory Outlet, Inc.                 Missouri
O'Sullivan Furniture Asia Pacific Pty. Ltd.               Australia
Furniture Zone Australasia Pty. Ltd.                      Australia
Furio Furniture Pty. Ltd.                                 Australia
ACN 090 567 052 Pty. Ltd                                  Australia
      O'Sullivan Industries (Australia) Pty. Ltd.         Australia